                                                  EXHIBIT 10  Page 1

                                 AGREEMENT


This agreement, dated as of September 1, 1994, between Norfolk Southern Corporation ("Corporation") and _________________________ ("Agreement")
(1) memorializes your entitlement to certain rights and benefits hereinafter detailed that mature upon, and only upon, your Termination (this and other terms not defined in the text are defined in Attachment A hereto) following a Change in Control; (2) absent such Termination, is not intended to affect, and shall not be construed as affecting, the compensation and benefits you are entitled to receive; and (3) is not under any circumstances a contract or guarantee of employment with the Corporation. Moreover, upon the happening of such conditions, your rights under any and all employee retirement income or welfare benefit policies, plans, programs or arrangements of the Corporation in which you participate shall be governed by the terms thereof and, except as herein expressly provided, shall not be enlarged hereunder or otherwise affected hereby.

You are intended to rely on this Agreement. Its terms and protections reflect the Corporation's beliefs that, in the event of a potential Change in Control, (a) the best interests of its stockholders require management focus and continuity; and (b) such focus and continuity will be enhanced by providing economic protection to officers and other key employees whose employment is most likely to be affected adversely by such a change. At the recommendation of its Compensation and Nominating Committee ("Committee"), which is composed entirely of non-employee directors, the Board of Directors of the Corporation ("Board") has directed the Corporation to offer this Agreement to you.

I.  Effective Date and Term
    -----------------------
The Agreement is effective and its term ("Term") begins on the date hereof; the Term ends on the earliest of (a) the date, prior to a Change in Control, you cease to be an employee of the Corporation, (b) the date, prior to a Change in Control, you cease to be eligible to participate in the Corporation's Management Incentive Plan (or any successor[s]) and
(c) the date, prior to a Change in Control, that is twenty-four (24) months after you or the Corporation gives notice to the other of the termination of this Agreement, provided, however, that if a Change in Control occurs during the Term hereof, this Agreement shall terminate after a period of twenty-four (24) months, beginning on the first day of the month next following the month in which the Change in Control occurs (such period, the "Change in Control Period").

II.  Binding on Successors
     ---------------------
The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, share exchange or otherwise) to all or substantially all of the business and/or assets of the Corporation ("Successor"; and such result, "Succession") by agreement, in form and substance satisfactory to the Corporation's chief legal officer or his designee(s), serving immediately prior to the Change in Control, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would have been required to perform it had no such Succession occurred. This Agreement shall be binding upon and inure to the benefit of the Corporation and any Successor (and, from

                                                  EXHIBIT 10  Page 2

and after any such Succession, that Successor shall be deemed the "Corporation" for purposes of this Agreement), but otherwise the Corporation shall not assign or transfer any of its rights, or delegate any of its duties or obligations, hereunder.

III.  Protection Afforded by the Agreement During the Change in
      Control Period
      ---------------------------------------------------------
Except as limited by subparagraph (vii) concerning retirement, in the event of your Termination during the Change in Control Period, the Corporation shall (1) pay you within ten (10) business days after your Termination Date the amounts indicated in subparagraphs (i), (ii) and (iii); (2) continue to provide the Additional Benefits detailed in subparagraph (iv); (3) pay or afford the other amounts or credits provided in subparagraphs (v) and (vi); and (4) pay and provide the Tax Assistance Payments and other benefits defined and called for herein:

     (i) SEVERANCE PAY. In lieu of, and in full satisfaction of any and all claims you have or may have thereafter to receive cash compensation or awards under or otherwise participate in or under any feature of any compensation policy, plan, program or arrangement of the Corporation, a lump-sum payment ("Severance Pay") in an amount that is three (3) times the sum of:

           (A) an amount equal to your Base Pay (determined in accordance with (C)(ii) in Attachment A); and

           (B) an amount equal to your Incentive Pay (determined in accordance with (H) and (I)(ii) in Attachment A).

     (ii) PERFORMANCE SHARE EQUIVALENT. In lieu of your having any entitlement to unearned Performance Share Units that you have been awarded and as to which a performance cycle has not been completed on your Termination Date, you shall receive for each incomplete cycle a cash payment equal to the Performance Share Equivalent (determined in accordance with Item K in Attachment A).

     (iii) OPTION EQUIVALENT. Except in the case of persons at the time subject to Section 16 of the Securities Exchange Act of 1934, in lieu of your having any entitlement on and after your Termination Date to exercise options then held by you to acquire shares of a Security, you shall receive, as to each then-exercisable option grant, a cash payment equal to the Option Equivalent (determined in accordance with Item J in Attachment A).

     (iv) ADDITIONAL BENEFITS. For the twenty-four (24) months next following your Termination Date, the Corporation shall arrange to provide you with Additional Benefits substantially similar to those you were entitled to receive immediately prior to your Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangements of the Corporation for whatever reason, the Corporation shall itself pay or provide for the payment

                                                  EXHIBIT 10  Page 3

           of such Additional Benefits to you, your dependents and your beneficiaries). Without otherwise limiting the purposes or effects of the provisions under the caption "No Mitigation Obligation," infra, Additional Benefits to which you are entitled pursuant to the first sentence of this subparagraph
           (iv) shall be reduced to the extent you actually receive comparable Additional Benefits from another employer during such period following your Termination Date, and you shall report to the Corporation any such benefits actually received.

     (v) CERTAIN PRORATA INCENTIVE PAY. For that portion of the calendar year prior to your Termination Date, you shall be entitled to receive, on the date such pay is paid to other employees of the Corporation, as bonus or incentive pay, an amount equal to the product of (i) the amount you would have received, had you been employed on December 31 of the year that includes your Termination Date, under the Corporation's Management Incentive Plan (or any successor[s]) in effect for that year, multiplied by (ii) the percentage (carried to three decimal places) derived by dividing (a) the number of calendar days in that year which immediately precede your Termination Date by (b) 365;

     (vi) CREDITABLE SERVICE FOR RETIREMENT. For purposes of determining your creditable service under the Corporation's various plans, including without limitation any agreement(s) with you, providing retirement income, you shall receive an additional thirty-six (36) months of creditable service, unless the crediting of such additional service would violate Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), provided, however, that in the case of a Board-appointed officer, such creditable service shall not be greater than the number that is equal to the number of months (calculated in accordance with the terms of the applicable plan) between (a) that officer's Termination Date and (b) the date on which such officer attains the mandatory retirement date for that officer in effect at the time of the Change in Control. Your rights under such programs and plans shall be governed by the terms thereof and, except as herein expressly provided, shall not be enlarged hereunder or otherwise affected hereby.

     (vii) SPECIAL PROVISO FOR THOSE ELIGIBLE TO RETIRE. If on your Termination Date you are eligible to retire under the provisions of any of the Corporation's retirement plans, as in effect either immediately preceding the Change in Control or on your Termination Date, you may elect to retire on your Termination Date by giving the Corporation written notice, postmarked or accepted for next-day delivery by a private delivery service no later than noon on the business day next succeeding your Termination Date. If and only if you make this election, your retirement will be deemed to have occurred simultaneously with your Termination Date (provided, however, that the "effective date" of such retirement for purposes of such retirement plans shall be as provided under such plans), and your rights concerning Performance Shares, options, Additional Benefits

                                                  EXHIBIT 10  Page 4

           and prorata incentive pay shall be governed by the retiree (or any specific change in control) provisions of the applicable plans, as in effect either immediately preceding the Change in Control or on your Termination Date, and not by subparagraphs (ii), (iii), (iv) and (v) hereof.

There shall be no right of setoff or counterclaim in respect of any claim, debt or obligation against any payment to, or benefit for, you provided for in this Agreement, except as expressly provided in subsection (iv).

Without limiting your rights to arbitration, at law or in equity, if the Corporation fails on a timely basis to make any payment required to be made pursuant to provisions under this caption, the Corporation shall pay interest on the amount thereof at an annualized rate of interest equal to three percent (3%) above the then-applicable Prime Rate ("Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its prime rate).

IV.  Certain Tax Payments by the Corporation
     ---------------------------------------
Notwithstanding anything in the Agreement to the contrary, in the event of
(a) your Termination during the Change in Control Period and (b) the determination (as hereinafter provided) that any required payment by the Corporation to or for your benefit, whether paid or payable pursuant to the terms of the Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing including without limitation acceleration of the termination of Share Retention Agreements under the Corporation's Long-Term Incentive Plan (individually and collectively, "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision thereto by reason of the Payment's being considered "contingent on a change in ownership or control" of the Corporation within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (collectively, "Excise Tax"), then you shall be entitled to receive an additional payment or payments (individually or collectively, "Tax Assistance Payment"), which shall include an amount such that, after you pay (1) all taxes (including any interest or penalties imposed with respect to such taxes) and (2) any Excise Tax imposed upon the Tax Assistance Payment, you retain so much of the Tax Assistance Payment as is equal to the Excise Tax imposed on the Payment.

Subject to the provisions hereinafter concerning your providing notice of a claim by the Internal Revenue Service, all determinations required to be made under these provisions, including whether an Excise Tax is payable by you, the amount of such Excise Tax and whether the Corporation is required to pay you a Tax Assistance Payment and the amount of such Tax Assistance Payment, if any, shall be made by a nationally recognized accounting firm you, in your sole discretion, select ("Accounting Firm"). You shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both you and the Corporation within thirty (30) days after the Termination Date, if applicable, and any such other time or times as

                                                  EXHIBIT 10  Page 5

you or the Corporation may request. If the Accounting Firm determines that any Excise Tax is payable by you, the Corporation shall pay the required Tax Assistance Payment to you within ten (10) business days after the Corporation receives such determination and calculations with respect to any Payment to you.

Any federal tax returns you file shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Excise Tax payable by you. If the Accounting Firm determines that you are required to pay no Excise Tax, it shall (at the same time it makes such determination) furnish you and the Corporation an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. However, in view of uncertainty concerning application of
Section 4999 of the Code (or any successor provision thereto) at the time of any determination made hereunder by the Accounting Firm, it is possible that a Tax Assistance Payment that should have been made by the Corporation will not have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts or fails to pursue its remedies pursuant to the provisions concerning notice of a claim by the Internal Revenue Service, and you thereafter are required to make a payment of any Excise Tax, you shall direct the Accounting Firm to determine the amount of the Underpayment and to submit its determination and detailed supporting calculations as promptly as possible both to you and to the Corporation, which shall pay the amount of such Underpayment to you or for your benefit within ten (10) business days following the Corporation's receipt of such determination and calculations.

Each of you and the Corporation shall provide the Accounting Firm access to and copies of any books, records and documents in your or its possession, as the case may be, reasonably requested by the Accounting Firm, and shall otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations required or contemplated hereunder.

The Corporation shall bear the fees and expenses of the Accounting Firm for services hereunder. If, for any reason, you initially pay such fees and expenses, the Corporation shall reimburse you the full amount of the same within ten (10) business days following receipt from you of a statement and reasonable evidence of your payment thereof.

You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the Corporation to pay a Tax Assistance Payment. You shall give such notification as promptly as practicable, but in no event later than the tenth (10th) business day next following your receipt of such claim, and you further shall apprise the Corporation of the nature of such claim and the date on which it is required to be paid (in each case, to the extent known to you). You shall not pay or otherwise satisfy such claim prior to the earlier of (a) the expiration of the thirty (30)-calendar-day period next following the date on which you give notice to the Corporation or (b) the date any payment of

                                                  EXHIBIT 10  Page 6

the amount with respect to such claim is due. If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

   (1) provide the Corporation any written records or documents in your possession relating to such claim and reasonably requested by the Corporation;

   (2) take such action in connection with contesting such claim as the Corporation reasonably shall request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Corporation;

   (3) cooperate with the Corporation in good faith in order effectively to contest such claim; and

   (4) permit the Corporation to participate in any proceedings relating to such claim,

provided, however, that the Corporation directly shall bear and pay all costs and expenses (including without limitation, interest and penalties) incurred in connection with such contest and shall indemnify you and hold you harmless, on an after-tax basis, from and against any and all Excise Tax or income tax (including without limitation, interest and penalties with respect thereto), imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, the Corporation shall control all proceedings taken in connection with the contest of any claim contemplated by these provisions and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay the tax claimed and to sue for a refund, the Corporation shall advance the amount of such payment to you, and pay on a current basis all costs of litigation, including without limitation attorneys' fees, on an interest-free basis and shall agree to and shall indemnify you and hold you harmless, on an after-tax basis, from any Excise Tax or income tax, including without limitation, interest and penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of any such contested claim shall be limited to issues with respect to which a Tax Assistance Payment would be payable hereunder, and you shall be entitled to settle or to contest, as the case may be, any other issue(s) raised by the Internal Revenue Service or any other taxing authority.

                                                  EXHIBIT 10  Page 7

If, after you receive an amount advanced by the Corporation pursuant to provisions of the last full paragraph, you receive any refund with respect to such claim, you shall (subject to the Corporation's complying with any applicable provisions of the same paragraph) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after you receive such an amount advanced by the Corporation, a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial or refund prior to expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Tax Assistance Payment the Corporation is required to pay you hereunder.

V.  No Mitigation Obligation
    ------------------------
You and the Corporation acknowledge that it will be difficult, and that it may be time-consuming or impossible, for you to find reasonably comparable employment following the Termination Date. Accordingly, you and the Corporation agree that payments made by the Corporation pursuant to this Agreement will be liquidated damages (and in lieu of any claim for any breach whatsoever of this Agreement by the Corporation) and that you will not be required to mitigate the amount of any such payment by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset reduction or other obligation on your part hereunder or otherwise, except as expressly provided in the materials, supra, concerning Additional Benefits.

VI.  Arbitration
     -----------
Except as otherwise expressly provided under the caption "Certain Tax Payments by the Corporation," any controversy or claim between you and the Corporation arising out of or relating to the existence, enforceability, terms or application of this Agreement or any breach or alleged breach thereof, shall be settled by three (3) arbitrators, one of whom shall be appointed by the Corporation, one by you and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator required to be appointed hereunder, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the district having jurisdiction of the city or other municipality in which the arbitration is to be held. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as hereinbefore provided. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have no authority to award punitive, incidental or consequential damages, and they shall apply the substantive law of the Commonwealth of Virginia in reaching a decision.

If you determine in good faith to retain legal counsel and/or to incur other reasonable costs or expenses in connection with any such arbitration or to enforce any or all of your rights under this Agreement or under any arbitration award, the Corporation shall pay all such attorneys' fees, costs and expenses you incur in connection with non-frivolous applications

                                                  EXHIBIT 10  Page 8

to interpret or enforce your rights, including enforcement of any arbitration award in court, regardless of the final outcome. In addition, during the pendency of such arbitration, the Corporation will continue to pay you, with the customary frequency, the greater of your Base Pay as in effect immediately prior to the Change in Control or immediately prior to your Termination and to provide Benefits until the controversy or claim finally is resolved in accordance herewith. These payments and the provision of Benefits hereunder shall be in addition to, and not in derogation or mitigation of any other payment or benefit due you under this Agreement.

Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Caption will survive a termination or expiration of this Agreement or the Termination of your employment for any reason whatsoever.

VII.  Employment Rights
      -----------------
Nothing expressed or implied in this Agreement shall create any right or duty on your part or that of the Corporation to have you remain in the employment of the Corporation prior to or following any Change in Control.

VIII.  Withholding of Taxes
       --------------------
The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

IX.  Personal Nature of Agreement
     ----------------------------
This Agreement is personal in nature, and neither you nor the Corporation (except as provided under the caption "Binding on Successors"), without the prior written consent of the other, shall assign or transfer any of its rights, or delegate any of its duties or obligations, except as expressly provided under this caption. Without limiting the generality and effect of the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by the laws of descent and distribution; in no event shall the Corporation have any obligation or liability to recognize or honor any attempted assignment or transfer that is contrary hereto.

X.  Notice
    ------
For all purposes of this Agreement, all communications, including without limitation, notices, consents, requests and approvals, provided for herein shall be in writing and shall be deemed to have been duly given when
(1) actually delivered or (2) if mailed, five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid,

   (i) if to the Corporation, to the attention of its Corporate Secretary at its principal executive office at the time, and

   (ii) if to you, at the address at the time on file with the Corporation as your principal residence address, or

                                                  EXHIBIT 10  Page 9

   (iii) in either case, to such other address as either the Corporation or you shall have furnished the other in writing and in accordance herewith, provided, however, that notices of change of address hereunder shall be effective only upon actual receipt.

XI.  Governing Law
     -------------
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without giving effect to the Commonwealth's principles of conflict of law, save those permitting the parties to an agreement to stipulate the substantive law applicable to the agreement and the procedural law applicable to suits, actions or proceeding relating to it.

XII.  Validity/Severability
      ---------------------
If any provision of this Agreement or the application of any provision hereof to any person (including a Person) or circumstance is held invalid, illegal, inconsistent with the Corporation's right to account for the result of the Change in Control as a pooling of interests, or unenforceable, the remainder of this Agreement and the application of such provision to any other person (including a Person) shall not be affected, and the provision(s) so held to be invalid, illegal, inconsistent or unenforceable shall be reformed or excised in good faith by the Corporation, without the necessity of your agreeing thereto, to the extent (and only to the extent) necessary to make it or them valid, legal, consistent or enforceable.

XIII.  Miscellaneous
       -------------
No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by you and the Corporation. No waiver by either party hereto at any time of any breach or of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                                                  EXHIBIT 10  Page 10

XIV.  Counterparts
      ------------
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has directed that this Agreement be executed and delivered on its behalf by one or more officers of the Corporation thereunto duly authorized, as of the day and year first above written, and you have indicated your acceptance of and intent to be bound by this Agreement in the space provided below.

                              NORFOLK SOUTHERN CORPORATION


                              By
                                ---------------------------------------
ATTEST                             Name:
                                          -----------------------------
    {SEAL}                         Title:
                                          -----------------------------


- ----------------------------------------
          Corporate Secretary



                                            Accepted:

                              By
                                -------------------------------------

                                   Name:
                                         -----------------------------
                                   Being the same individual named
                                   in the preamble hereto and referred
                                   to as "You" in the text.

                                                  EXHIBIT 10  Page 11

                                                  ATTACHMENT A


                            CERTAIN DEFINITIONS
                            -------------------



For purposes of this Agreement:

(A) Actual Incentive Pay in any given year means the amount actually paid or payable, prior to a Change in Control, pursuant to the Corporation's Management Incentive Plan (or any successor[s]) ("MIP").

(B) Additional Benefits refers to, as to each listed plan, the greater of all those benefits associated with or accruing as a result of your continued participation in the following plans, or portions of plans, of the Corporation in which you are participating or are eligible to participate (whether funded by actual insurance or self-insured by the Corporation) immediately prior to (a) the Change in Control or (b) your Termination:

     1. Norfolk Southern Corporation Comprehensive Benefits Plan (Only Paragraphs E, F and H of Article III, "ChoicePlus," providing medical, dental and life insurance benefits),
     2. Norfolk Southern Corporation Executive Life Insurance Plan,
     3. Norfolk Southern Corporation Executive Accident Plan,
     4. Death Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies

     The term "Additional Benefits" shall not include benefits of any type under any other plans, policies or programs.

(C)  Base Pay means

     (i) in determining whether a Termination has occurred, the gross amount of your annual salary in effect on the date of a Change in Control (the gross amount you actually were paid in the pay period coinciding with or immediately preceding the date of the Change in Control, multiplied by the number of pay periods in the year or otherwise determined and expressed as an annual amount).

     (ii) in calculating the amount of Severance Pay, the greater of

          (a)  the amount calculated under Item (C)(i);

          (b) the amount calculated as provided in Item (C)(i), but substituting "Termination Date" for "Change in Control" wherever the latter term appears.

                                                  EXHIBIT 10  Page 12

(D) Beneficial Owner means any Person who, under Rule 13d-3 (or successor rules or regulations thereto) promulgated under the Securities Exchange Act of 1934, would be deemed beneficially to own Voting Stock.

(E) Benefits means any of the perquisites, benefits and service credit for benefits provided under any and all employee retirement income or welfare benefit policies, plans, programs or arrangements in which you participate immediately prior to the Change in Control, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, health, medical/ hospital or other insurance (whether funded by actual insurance or self-insured by the Corporation), disability, salary continuation, expense reimbursement or other employee benefit policies, plans, programs or arrangements that now exist, or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Corporation providing perquisites, benefits and service credit for benefits at least as great as are payable thereunder prior to a Change in Control, provided, however, that your rights under such policies, plans, programs or arrangements shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby.

(F) Cause refers to your having engaged in any of the following if the result of the same is materially harmful to the Corporation:

     (i) an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Corporation;

     (ii)  intentional wrongful damage to property of the Corporation;

     (iii) intentional wrongful disclosure of secret processes or of confidential information of the Corporation; or

     (iv) intentional violation of the Corporation's Code of Conduct/Ethics (or any successor[s]) as in effect immediately prior to a Change in Control.

     For these purposes, an act or failure to act on your part shall be deemed "intentional" only if you acted or omitted to act otherwise than in accordance with your good faith business judgment of the best interests of the Corporation; in determining whether this standard has been satisfied, you shall be afforded all the presumptions and be entitled to all the protections available to directors under Section 13.1-690 of the Virginia Stock Corporation Act.

                                                  EXHIBIT 10  Page 13

(G) A Change in Control occurs upon any of the following circumstances or events:

     (i) The Corporation consummates a transaction or transactions (however denominated or effectuated) with another corporation or other Person ("Combination"), and immediately thereafter less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person is held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of the Corporation ("Voting Stock");

     (ii) The Corporation consummates any stockholder-approved consolidation (however denominated or effectuated) pursuant to a recommendation of the Board;

     (iii) At any time, Continuing Directors (as herein defined) shall not constitute a majority of the members of the Board ("Continuing Director" means (i) each individual who has been a director of the Corporation for at least twenty-four (24) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of the Corporation by at least two thirds of the Continuing Directors at the time of such nomination or election);

     (iv) The Corporation sells all or substantially all of its assets to any other corporation or other Person, and less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale;

     (v) A report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), disclosing that any Person has become the Beneficial Owner of 20 or more percent of the voting power of Voting Stock; or

     (vi) The Board determines by a majority vote that, because of the occurrence, or the threat or imminence of the occurrence, of another event or situation with import or effects similar to the foregoing, those who have accepted an agreement of this type are entitled to its protections.

     Notwithstanding the provisions of the foregoing subparagraph
     (v), unless otherwise determined in a specific case by majority vote of the Board, a Change in Control for purposes of this Agreement shall not be deemed to have occurred solely because (a) the Corporation,
     (b) an entity of which the Corporation is the direct or indirect Beneficial Owner (as herein defined) of 50 or more percent of the voting securities or (c) any Corporation-sponsored employee stock ownership plan or any other employee benefit plan of the

                                                  EXHIBIT 10  Page 14

     Corporation either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Corporation reports that a change in control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

(H) Incentive Pay in a given year or at a given time means the amount equal to the product of (a) your Base Pay in that year or at that time, multiplied by (b) your Incentive Opportunity.

(I)  Incentive Opportunity means

     (i) in determining whether a Termination has occurred, the percentage of your salary or other fixed compensation that, in accordance with all applicable provisions of MIP - including without limitation earnings and return targets - in effect immediately prior to the Change in Control, could be earned as incentive pay.

     (ii) in calculating the amount of Severance Pay, the larger of the percentages determined in accordance with the following:

               the mean (rounded, if necessary, to three decimal places) of the product, calculated for each of three calendar years in which Actual Incentive Pay is paid that immediately precede
               (i) the Change in Control or (ii) your Termination Date, of:

               (1) the maximum percentage, as determined by the Board for any year pursuant to MIP, of your base compensation that may be earned as Incentive Pay, and

               (2) the percentage (rounded, if necessary, to three decimal places) of that maximum actually awarded by the Board pursuant to MIP,

     provided, however, that if a Change in Control occurs/your Termination Date is (a) on or after the date the Board determines the percentage of the maximum that actually will be awarded and (b) before the date established for payment of your Incentive Pay, that payment will be included in the computation of the three-year mean.

          Example 1: In each of 199a, 199b, 199c and 199d, the maximum amount of a person's base compensation that could be awarded as Incentive Pay is 60%; the percentages of that maximum actually awarded as Incentive Pay were, respectively, 100%, 90%, 0% and 80%; A Change in Control occurs on/Your Termination Date is January 2, 199e.

                                                  EXHIBIT 10  Page 15

          Your Incentive Opportunity would be 54% - representing the mean of 60% (60%, times 100% in 199a); 54% (60%, times 90% in 199b);
          and 48% (60%, times 80% in 199d) (as no Incentive Pay was paid in 199c, that year is not considered in the computation).

          Example 2:     Same facts as in Example 1, except:

          The Change in Control occurs on/your Termination Date is a date in 199e that falls between (a) the date the Board determines the percentage of the maximum that actually will be awarded and
          (b) the date established for payment of your Incentive Payment; and the percentage of maximum actually awarded in 199e is 95%.

          Your Incentive Opportunity would be 53% - representing the mean of 54% (60%, times 90% in 199b); 48% (60%, times 80% in 199d) and
          57% (60%, times 95% in 199e) (again, as no Incentive Pay was paid in 199c, that year is not considered in the computation; because 199e is included in the three-year mean, 199a is not).

          Note that your Incentive Opportunity is to be computed as of a date that is immediately prior to the Change in Control and immediately prior to your Termination - and you are to use the larger of the two percentages so computed. If, following a Change in Control (a) you are advanced to a position that permits a larger percentage of your base compensation to be awarded as Incentive Pay or (b) the Board awards 100% of maximum for results in the calendar year immediately prior to your Termination, this computation should give you the benefit of such an advancement or such corporate results.

(J)  Option Equivalent means that positive number that is the product of

     (i) the total number of shares of the type of Norfolk Southern or successor security ("Security") that the option entitles you to acquire, and

     (ii) the number that is equal to the difference between

          (a) the Fair Market Value of the type of Security (the mean of the high and low prices at which shares of that Security trade on the Applicable Date (as hereinafter defined) as reported in the Composite Transactions for such date by The Wall Street Journal) for which the option is exercisable on your Termination Date, less

          (b)  the option exercise or strike price on your Termination
               Date.

     "Applicable Date" means the later of (i) your Termination Date, if at least 100,000 shares of the Security trade on that date on the New York Stock Exchange ("Exchange") or (ii) the immediately preceding day on which at least 100,000 shares trade on the Exchange, provided, however, that if, at the time of the Change in Control or during the Change in Control Period, the Norfolk Southern security for which the option could be exercised ceases to be listed on the Exchange

                                                  EXHIBIT 10  Page 16

     ("Cessation Date") and the option is not exercisable for the number of shares of a successor security into which the Norfolk Southern security could have been converted, for which it could have been exchanged or to which it otherwise is equal, then "Applicable Date" shall be defined (and Fair Market Value determined) with reference to the "Cessation Date" rather than "your Termination Date."

(K) Performance Share Equivalent means the product of the (a) Fair Market Value (as hereinafter defined) of the Security which could be earned out as Performance Shares, multiplied by (b) the number of Equivalent Shares (as hereinafter defined) to which you are deemed to be entitled on your Termination Date, calculated as follows:

     (i) If on your Termination Date the Security is listed on the New York Stock Exchange ("Exchange"),

          (a) The Fair Market Value of each such unearned Performance Share Unit shall be the value of a share of such Security
               (i) on your Termination Date or (ii) if fewer than 100,000 shares of such Security were traded on the Exchange on your Termination Date, then on the next succeeding day on which at least 100,000 shares trade on the Exchange. Value, on any date, is the mean of the high and low prices at which shares of the Security trade on such date as reported in the Composite Transactions for such date by The Wall Street Journal.

          (b) Equivalent Shares is the whole number (any fraction/decimal to be rounded to the next whole number) that is equal to the number of shares of the Security you would have been entitled to receive as Performance Shares, prorated (rounded to three decimal places, if necessary) (i) from the date on which a Performance Cycle begins and (ii) ending on the last day of the month that includes your Termination Date, and assuming that the percentage of shares of the Security earned out pursuant to each performance criterion (earnings per share, ROAIC and 3-year average operating ratio) is equal to the mean of the percentage actually earned out in each of the three last-completed performance cycles.

     Example (Note that this represents the computation for only one set of PSU awards. At any given time, more than one set of awards will not have been earned out):

     A person is awarded 300 Performance Share Units (100 shares for each performance criterion) for a performance cycle that begins January 1, 199x; assume that the mean percentage earn out for each of earnings per share, ROAIC and 3-year average operating ratio over the three last-completed performance cycles is, respectively 90%, 80% and 95%, and that your Termination Date is in the 18th month of the 36-month performance cycle.

                                                  EXHIBIT 10  Page 17

     The number of Equivalent Shares to which that person would be entitled is 133:

     Earnings per Share                                        45
       (representing 100 shares, times 18/36, times 90%)

     ROAIC                                                     40
       (representing 100 shares, times 18/36, times 80%)

     3-Year Average Operating Ratio                            47.5
       (representing 100 shares, times 18/36, times 95%)

                                             TOTAL            132.5
                                                   (Rounded   133)

     (ii) If, at the time of the Change in Control or during the Change in Control Period, the Security ceases to be listed on the Exchange ("Cessation Date"),

          (a) Fair Market Value shall be computed as provided under (i)(a) hereof, but substituting Cessation Date for Termination Date; and

          (b) Equivalent Shares shall be computed as provided under (i)(b) hereof, but substituting Cessation Date for Termination Date.

(L)  Person means any

     (i)  "person" as that term is used and defined in the attached copy of
          Section 14(d)(2) of the Exchange Act as in effect on the effective date of this Agreement, and

     (ii) "affiliate" or "associate" of any person (as defined in Item (L)(i)) as those terms are used and defined in the attached copy of Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the effective date of this Agreement.

(M)  Termination means:

     (i) Your decision to leave the employ of the Corporation if, following a Change in Control and during the Change in Control Period, any of the following occurs, provided, however, that your continued employment after the occurrence of one or more of the following shall not constitute consent to, or a waiver of rights with respect to, circumstances that empower you to leave the employ of the Corporation:

          (a) You are not elected or reelected to the office of the Corporation you held immediately prior to the Change in Control, or - if you were serving as a director of the Corporation immediately prior to the Change in Control - you are removed as a director;

                                                  EXHIBIT 10  Page 18

          (b) Your Base Pay is, or when annualized will be, less than the amount determined in accordance with (C)(i) herein;

          (c) Your Incentive Opportunity is less than that provided for under (I)(i) herein;

          (d) Without your prior written consent, the Corporation, except to meet the requirements of applicable federal or state law,
               (i) terminates, or (ii) reduces the value or scope of your rights to any Benefits to which you are entitled, and the Corporation does not remedy any such termination or reduction, as the case may be, within ten (10) calendar days after its receipt of written notice from you;

          (e) You determine in good faith that following a Change in Control, you have been rendered substantially unable to carry out or have suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities or duties attached to the position you held immediately prior to the Change in Control, which situation is not remedied within ten (10) calendar days after receipt by the Corporation of written notice from you that you have made such a determination;

          (f) The liquidation, dissolution, merger, consolidation or reorganization of the Corporation or the transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all the duties and obligations of the Corporation under this Agreement pursuant to the provisions under the Agreement caption "Binding on Successors";

          (g) The Corporation requires you to relocate your principal location of work outside a circle having (i) as its center your principal location of work immediately prior to the Change in Control and (ii) a radius of thirty-five (35) miles, or requires you to travel away from your office in the course of discharging your responsibilities or duties hereunder significantly more (in terms either of consecutive days or of aggregate days in any calendar year) than was required of you immediately prior to the Change in Control, without (in either case) your prior written consent; or

                                                  EXHIBIT 10  Page 19

          (h) Without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Corporation or any successor thereto.

               OR

     (ii) The termination of your employment by the Corporation, during the twenty-four months next succeeding a Change in Control, for any reason except:

          (a)  Your death;

          (b) Your Total Disability, as defined in the Long Term Disability Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (or any plan that is successor or in addition thereto), as then in effect, and you begin to receive disability benefits pursuant to that plan;

          (c) Your retirement pursuant to any Board-approved policy or plan, on the terms in effect immediately prior to the Change in Control, providing for mandatory retirement of certain personnel; or

          (d)  Cause.

(N) Termination Date means the date specified in the Notice of Termination (hereinafter defined), provided, however, that if, prior to the Termination Date, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the Termination, then the Termination Date shall be the date on which the dispute finally is determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

     For these purposes, any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto, delivered in accordance with the caption concerning "Notice" in the Agreement. The Notice of Termination shall

     (i)   indicate the specific Termination provision relied upon;

     (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination under the provision(s) so indicated; and

                                                  EXHIBIT 10  Page 20

     (iii) shall specify the Termination Date, which:

           (a) if the Termination is for Cause, shall be a date not less than thirty (30) days from the date the Notice of Termination is given; and

           (b) if the Termination is not for Cause, shall be a date not less than fifteen (15) nor more than sixty (60) days after such Notice of Termination is given.

                                                  EXHIBIT 10  Page 21

                          Section 14(d)(2) of the
                      Securities Exchange Act of 1934


When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of any issuer, such syndicate or group shall be deemed a "person" for purposes of this subsection.




                           Section 12b-2 of the
                      General Rules and Regulations,
                      Securities Exchange Act of 1934


An "affiliate" of, or a person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

The term "associate" used to indicate a relationship with any person, means
(1) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.